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Barrett Business Services Inc. (NasdaqGS:BBSI)

Earnings Call Transcript

Tuesday, February 14, 2012 12:00 PM ET

Call Participants

Executives	Analysts

James D. Miller	Jeff Martin Roth Capital Partners

Michael L. Elich	Josh Vogel Sidoti & Company

Important Information Regarding Proxy Communication

This material may be deemed to be solicitation material in respect of the solicitation of proxies from stockholders in connection with one or more meetings of BBSI’s stockholders in 2012, including a special meeting of stockholders, if such a meeting is called, and the company's 2012 annual meeting.  The company will file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with any meeting of stockholders that is called. The proxy statement, any other relevant documents and other material filed with the SEC concerning the company will be, when filed, available free of charge at http://www.sec.gov  and http://www.barrettbusiness.com/investor-relations.  Stockholders are urged to read each proxy statement and any other relevant documents filed when they become available because they will contain important information.

Information Regarding Participants

BBSI, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from stockholders as described above.  Information concerning these participants is available in the company’s proxy statement for the 2011 annual meeting of stockholders, filed with the SEC on April 18, 2011, and in subsequent SEC filings on Forms 3, 4 and 5. The company will file a proxy statement with the SEC in connection with any meeting of stockholders that is called.  Stockholders are advised to read any such proxy statement and other relevant documents filed when they become available because they will contain important information, including information with respect to participants. You can obtain free copies of these referenced documents as described above.

Presentation

Operator

Good afternoon, everyone, and thank you for participating in today’s conference call to discuss BBSI’s Financial Results for the Fourth Quarter and Full Year ended December 31, 2011.

Joining us today are BBSI’s President and CEO, Mr. Michael Elich and the company’s CFO, Mr. Jim Miller. Following their remarks, we’ll open the call for your questions.

Before we go further, I would like to take a moment to read the company’s Safe Harbor statement within the meaning of the Private Securities Litigation Reform Act of 1995 that provides important cautions regarding forward-looking statements.

The company remarks during today’s conference call may include forward-looking statements. These statements along with other information presented that are not historical facts are subject to a number of risks and uncertainties. Actual results may differ materially from those implied by these forward-looking statements.

Please refer to the company’s recent earnings release and to the company’s quarterly and annual reports filed with the Securities and Exchange Commission for more information about the risks and uncertainties that could cause actual results to differ.

I would like to remind everyone that this call will be available for replay through March 14, 2012 starting at 2 P.M. Eastern Standard Time this afternoon. A webcast replay will also be available via the link provided in yesterday’s press release, as well as available on the company’s website at www.barrettbusiness.com.

Now, I would like to turn the call over to the Chief Financial Officer of BBSI, Mr. Jim Miller. Sir, please go ahead.

James D. Miller

Thank you, Christina. And depending upon where you are dialing-in from, good morning or afternoon everyone. I’d like to preface my remarks about our financial results with two quick comments. First, no doubt many of you have noted documents filed with the SEC by Kimberly Sherertz widow of our former CEO, Bill Sherertz announcing her desire to replace five of our current directors with her handpicked nominees.

Our focus for today’s call is to provide you with a perspective of your management team on BBSI’s financial results for the fourth quarter of 2011, and the full year, as well as the future direction of our business. Accordingly, we do not intend to comment or answer questions about Ms. Sherertz’s public statements or her request to the Board of Directors to call a special stockholders’ meeting.

Second, I would like to mention that yesterday’s earnings release summarizes our revenues and cost of revenues on a net revenue basis as required by Generally Accepted Accounting Principles. Most of our comments today, however, will be based upon gross revenues in various relationship to gross revenues because we believe such information is one, informative as to the level of our business activity; two, more useful in managing and analyzing our operations; and three, adds more transparency to the trends within our business. Comments related to gross revenues compared to a net revenue basis of reporting have no effect on gross margin dollars, SG&A expenses or net income.

Turning now to the fourth quarter results, total gross revenues increased 23% to $424 million compared to the fourth quarter of 2010. California, which comprised approximately 84% of our overall fourth quarter gross revenues, increased 27% due to the continued growth from new PEO customers.

Total PEO gross revenues increased 26% to $392 million, compared to the fourth quarter of last year, primarily due to the addition of new clients.  Our PEO revenues from existing customers experienced a slight 1% increase or approximately $3 million compared to the year ago quarter as a result of the slight increase in average hours worked. The increase in PEO revenues from existing customers represents the seventh consecutive quarter of existing customer growth.

Staffing revenues for the fourth quarter of 2011 increased 4% to $31 million, compared to fourth quarter of 2010, principally due to a small decline in revenues from existing customers particularly in our Mountain States as new business nearly offset the loss of business from former customers.

The company reported an increase to its workers' compensation reserve of approximately $8.5 million in the fourth quarter of 2011 as a result of adverse development in the estimate of the ultimate cost of our self-insured workers’ compensation claims liabilities primarily related to claim years 2005 to 2009.

The root cause for the charge was related to the prolonged recession that came to bottleneck claim closure in these prior years leading to higher than expected development in claim costs including related legal costs; now these claims are beginning to move and close. With assistance from our independent actuary, we have performed an in-depth analysis of these prior year claims and have established what we believe to be more conservative reserves for this pool.

During this process, we discovered that while we have worked with the same actuary for the past several years, we have determined the need to better understand the drivers in their various actuarial models so that we can identify and respond to trends more quickly.

With the benefit of hindsight, we also determined that the previous quarterly actuarial reviews conducted were not robust enough to monitor development of prior year-end results.  We have moved to having a complete analysis performed each quarter similar to the actuary full annual analysis.

Internally, we are modeling future quarters by forecasting things based upon our recent and past experience, and truing up estimates that changes in trends and frequency and severity warrant.

On a percentage basis, gross margin declined to 2% for the fourth quarter of 2011, compared to 4% in the same quarter a year ago, primarily due to the additional $8.5 million workers’ compensation charge.

Direct payroll cost as a percentage of gross revenues in the fourth quarter decreased to 85.2% from 85.4% in the same quarter last year due to an increase in overall customer market percentage based upon price increases during 2011.

Payroll taxes and benefits for the fourth quarter as a percentage of gross revenues was 7.6% versus 7.2% for the same quarter a year ago. The 40 basis point increase was due in part to higher effective state unemployment tax rate in various states in which we operate as compared to the fourth quarter of 2010, and due to the accrued portion of payroll at the end of 2011 where the accrued portion carried a higher payroll tax burden from the 2012 payroll tax rate as the accrued payroll, while earned in 2011, was paid in January 2012.

Workers’ compensation expense as a percentage of gross revenues was 5.3%, which is up from 3.5% for the same quarter a year ago, again primarily due to the additional $8.5 million charge.

SG&A expenses increased 9.9% to $10.6 million versus the 2010 fourth quarter principally due to increases in management payroll, legal expenses and stock-based compensation expense.

The benefit from income taxes in the fourth quarter was $2.3 million, which included a favorable benefit from the effect of a much lower annual effective tax rate attributable to the non-taxable $10 million life insurance proceeds from a key man life insurance policy that the company realized during the first quarter of 2011.

The fourth quarter of 2011 also included favorable net tax benefits from a reduced 2010 California income tax apportionment upon the filing of our 2010 California tax return during the fourth quarter of 2011, and through the benefit of getting unemployment tax credits. We expect the effective income tax rate for 2012 to return to a more historical rate in the mid 30% range.

As reported, the company lost $0.01 per diluted share in the fourth quarter of 2011, compared to $0.31 of earnings per share in the same quarter last year. The decline in the fourth quarter 2011 was primarily due to the $8.5 million workers’ compensation charge as previously discussed. Excluding this charge combined with a more normalized income tax rate, the company earned $0.41 per diluted share for the fourth quarter of 2011 on a non-GAAP basis.

Turning now to the full year results, net revenues in 2011 increased 15% to $315 million compared to $273 million in 2010. Total non-GAAP gross revenues in 2011 increased 24% to $1.5 billion, compared to $1.2 billion in 2010 with the increase primarily attributable to the increase in new PEO clients and, to a lesser extent, same-store sales growth as previously discussed.

Net income in 2011 on a GAAP basis was $14.3 million or $1.42 per share compared to net income of $7.4 million or $0.73 per share in 2010.

Turning now to the balance sheet, at December 31, cash and current marketable securities totaled $66.4 million compared to $55.4 million at December 31, 2010. This increase was primarily due to the net income for 2011 partially offset by payment of quarterly cash dividends and share repurchases during the year.

We continue to carry no bank debt and generated approximately $30.1 million in free cash flow for the full year of 2011. Trade accounts receivable at December 31 were $46.5 million, an increase of $8.9 million over December 31, 2010, primarily due to the increase in revenues on a year-over-year basis.

Accrued payroll taxes and related benefits increased $14.8 million over December 31, 2010 to $52.3 million due to increases in accrued payroll and to the year-end timing of the due date for weekly payroll tax deposits at the end of December 2011, compared to December 2010.

Stockholders’ equity increased approximately $6.3 million over December 31, 2010 to $101.7 million principally due to net income of $14.3 million partially offset by share repurchases of $4.8 million and cash dividends paid of $3.8 million.

Now turning to our outlook for the first quarter of 2012, we are expecting gross revenues to range between $417 million to $423 million. This projection represents a likely mid-point increase of 27% over the $331 million in gross revenues for the first quarter of 2011.

The projected increase of 2012 first quarter gross revenues is based upon recent revenue trends. Based upon the foregoing estimates for gross revenues and excluding the potential aggregate costs associated with evaluating and appropriately responding to requests made by a group formed by Kimberly Sherertz that the company hold a special meeting of stockholders and the costs of holding a special meeting, if any, diluted loss per share is expected to range between $0.18 and $0.21 per share, compared to diluted earnings per share of $0.54 for the same quarter a year ago.

However, please keep in mind, the diluted earnings per share for the first quarter of 2011 included the $10 million key man life insurance proceeds and a favorable income tax rate benefit related to the effect of a much lower annual effective income tax rate attributable to the life insurance proceeds. Without these favorable benefits, the company experienced a net loss of $0.20 per share in the first quarter of 2011.

As we mentioned in previous years, during a period of PEO growth, as we are continuing to experience, first quarter estimates project larger losses due to low or negative customer margins, resulting from the effective higher payroll taxes at the start of the new year. However, the PEO growth becomes additive for the remainder of the year, once these payroll tax ceilings are reached, usually towards the end of the first quarter.

At this time, Mike Elich will comment further on the recently completed fourth quarter, and our outlook for the first quarter of 2012. Mike?

Michael L. Elich

Good morning or afternoon wherever you might be. I appreciate you taking time this morning for the call. Overall, we’re pleased with a very successful quarter.  While we are disappointed with having to take a charge in the quarter, we feel that it puts us on track moving forward to execute on our plan and reinvest in the company while we continue to grow.

In the quarter, we added 131 clients. We’ve lost 49.  8 clients were lost due to AR issues.  9 clients cancelled for non-AR issues, costs and other reasons. 7 businesses were sold, five left on their own, 9 took payroll in-house, and 11 left to work with a competitor. The overall net gain was 82 clients, an increase of 45% over fourth quarter 2010’s net quarterly build.  Overall we saw head count and hours worked flat in the quarter.

On a regional basis, we continue to see both Southern California and Northern California have strong momentum of growth. For the Northwest, we continue to see positive momentum, the Mountain States still see some headwinds, but have continued to make progress, and on the East Coast, we continue to show consistent growth.

In reviewing 2011, there’s a few things that we learned and accomplished. One of the things that I think is very critical for the organization is that, we’ve managed to align the organization at all levels from the board level to the executive management level to the corporate level to field operation. My anticipation is that, as we are better aligned going forward and as we grow, we’ll be able to be more proactive in addressing issues.

One of the things that we discovered in the process was a bit of a siloed organization that worked to $20 million in revenue per week, but we don’t see it working at $40 million in revenue per week. We’ve made a lot of progress in how we focus proactively in areas needing improvement as an organization, and will continue to work in these areas.

Great steps forward in maturing the execution and delivery of our product was also a major success in the year. We’ve also taken steps to refine best practices to leverage our internal capacity while we continue to grow.

Looking forward to 2012, we are currently in the process - in the first quarter of opening two new branches, one of them in the Burbank area, and another one in the Monterey area. It’s a little bit of a load leveling exercise where we’ve got branches that are growing and it’s a process of building more capacity in markets where we know we have a lot of momentum.

One of the things that we are working very closely on today is, methods for bringing real-time data to the field, and to our customers, so we can more effectively analyze and be further out in front of the curve working with our clients in all areas.

We continue to mature management systems to recognize outliers to exception parameters both internally and to the branch and to our customers. And in a sense what that really means is that we are being very critical as to areas, be it claims related to workers’ comp, be it turnover, be it the whole host of different areas that we can collect data and ping on a day-to-day basis and transferring that back to the branches, so they know where they need to be focusing from an operational standpoint.

In 2012, we’ll also continue to execute our rollout of the HR pyramid, which is our new payroll system and HR systems.  We’ll continue to mature the organizational structure while maintaining alignment with the culture of our organization and will continue to focus on continuous organizational development.

One of the biggest things that I see as we continue to grow and mature as an organization is that it needs to be much more about our products, but when we go into the field and we start to really dive into and visit with people and understand what our product is, our product is our people, so the better we can continue to find, hire, train, and mature our internal organization as well as the better tools that we can put in front of them, the better off we’re going to be down the road in leveraging their capacity.

The tailwinds that I see in the year, and currently is we continue to retain our top talent while we continue to retain 90% of our client base. The organization continues to mature. We’re not even close to the same organization that we were three years ago.  I think that helped us to more systemically be aligned to future success. We have our pipelines that remain very strong, and we continue to hire and retain very strong talent at all disciplines.

Headwinds that we see in the year is, ultimately we still see net hiring as flat; hours worked in the quarter were flat. Now based on where we’ve been over the last few years, flat is not necessarily bad, but we’re not seeing momentum coming from that area.

Then another area is our - we continuously watch and ensure that we have the ability to invest into our infrastructure and support growth with innovation, while managing short-term expectations. And then to workers’ comp, it’s always a work in progress. We have made so much progress just in the last year, two years, but the things that still continue to be headwinds are, knowing that basically past performance will represent future results, that’s always the unknown, knowing how long it takes to recognize process change and claim or loss mitigation, meaning that we’ll make changes to how we do or how we look at things today, we may not see those results for another 18 months. And then additionally, the need to refine the continuous alignment with our actuaries and internal measures to operation.

Moving forward, we’ll continue to reinvest back into the organizational infrastructure to support our growth curve. We continue to mature our pipeline forces and we continue to educate all stakeholders to the dynamic of the business model, and how we drive value to customers and shareholders.

To conclude, overall we are very pleased with how the company is running, very pleased with the direction things are going, and looking forward to the progress we’re making and the results of that over the next couple of years.

With that we’ll open it for questions. I will also just reiterate Jim’s point that based on the rules of proxy solicitation, we’re not able to comment or answer the questions related to that, but we’ll hold to questions more to the operations of the company. Thank you.

Question and Answer

Operator

Ladies and gentlemen, at this time we will begin the question-and-answer session. (Operator Instructions) And our first question comes from the line of Jeff Martin with Roth Capital Partners. Please go ahead.

Jeff Martin

Roth Capital Partners

Thanks, good morning.

Michael L. Elich

Good morning, Jeff.

Jeff Martin

Roth Capital Partners

Good morning, Jim.

James D. Miller

Good morning.

Jeff Martin

Roth Capital Partners

Michael, I wanted to touch on the infrastructure of the business, and how well you think you are positioned today, you are very likely to get close to $2 billion in gross revenue in the next 18 months, and I know that just two or three years ago, it was a big milestone get to $1 billion. So can you give us some perspective, how do you think the business is positioned today from an infrastructure standpoint. How quickly do you mean to get to a higher level of infrastructure to manage $2 billion or $3 billion in gross revenue?

Michael L. Elich

We’ve made a tremendous amount of progress in the last year. One of the things that was somewhat of a, I guess an undertow to that, is that we recognized that, switching from where we were, again running at that $20 million a week to running even at $34 million, $35 million, $40 million a week, that you need to get further out in front of the curve.

And doing so, we’ve done a few things.  One is that bringing alignment to the overall organization from how corporate actually works and interfaces with the field has been a huge piece. With that, we’ve discovered certain gaps and have made several changes to hire back into the corporate infrastructure, work on developing and evolving the field but equally breaking down barriers that had from a corporate perspective, one way of looking at the business and what was needed and then looking at the field as a reverse and having the organization looking back at corporate to understand more effectively how to innovate to make sure that we’re working on the right thing.

Some of the things we’ve done in the last year is that we’ve brought the organization together more effectively to communicate our overall mission, where we’re going, why we’re doing, what we’re doing. We’ve looked at our product offering and have refined the scope of that to the point where we’ve got an internal way of looking at our business and our customers today that we really didn’t have 18 months ago that brings a lot more consistency to how we train, how we bring people on board, how we analyze the good customer from a bad customer and how we’re marketing more real-time decisions. Today all of our branches are staffed with branch managers and infrastructure is in very good shape today.

I think the biggest change overall for us is how we continue to listen and learn from the outliers that exist and then innovate to impact an organization that can run at a different level. And I would say that we are well in front of that curve right now, although in the next year to two years, we will need to invest back into that infrastructure, so we can stay in front of the curve. And I don’t want to put myself in a position where I’m worried about managing short-term expectations as opposed to hiring very strong talent. The one thing that we know right now is that we are seeing some extremely good talent out there and if we have a place or we have a way to even overbuild a little bit to incubate that talent, that’s where we’ll put our attention.

Jeff Martin

Roth Capital Partners

And then in terms of infrastructure, are we talking a combination of technology and personnel, is it more heavily weighted to one or the other?

Micheal L. Elich

I think both, I think that you’ve got to put the right people in place, and then you’ve got to give them the tools to be able to leverage their talent. So you can hire talented people, but if you don’t have the technology and the tools to help them optimize their effectiveness, you’re really not gaining that much, especially at the next level.

One of the things that we discovered, especially with our larger branches was by - because we address and work with our customers in teams or groups, and in these business units that we’ve created we had always had a three person business unit. And as we continue to expand, one of the things that we recognized was that from a capacity standpoint by adding one more skill set to that business unit, we actually leverage that business unit up by about 20% to 30% as opposed to adding an entirely new business unit.

And that seems to me to be, one, a good investment from a leverage standpoint; but two, we feel with that business unit, we’ll be able to be much more effective at delivering our product in all levels. But then ultimately, you have to have technology that keeps real-time data in front people, so as they’re looking at their clients, it’s not a - it’s seen on an ongoing basis, what are the outliers in that business mix, so they can address issues in real-time and be proactively working with their clients to build-out dysfunction or defects.

Jeff Martin

Roth Capital Partners

Okay. And then jumping over to the workers’ comp side of things, you talked about a claim closure bottleneck, is that isolated to Q4 or is that something that you expect to be ongoing in the short-term, what kind of outlook do you have for that?

Michael L. Elich

You know, when we come to recession, there are two things that really went on when you look into our history. When we grew, we restructured and reformatted much of the company and hired a lot of new managers back in 2002 to 2004, 2005. And we had a pretty good growth curve back then to get to $1 billion.

But when we went into the recession, you have very much a shakeout period where you shake out clients that shouldn’t have been in business anyway, that we probably shouldn’t have been working with.  And meanwhile, still you are continuing to mature your organization because they’re seeing all aspects of the business through different timeline, time horizon.

Well, we go into ’05 with respect to’07, ’08, ’09, it’s very much a flat sideways economy, and one of the things that happened with the workers’ comp system in California is, it basically seized up. The claims were not moving because the legal system seized up, there was - people had no incentive to get back to work, so there was less incentive to try to get the claim closed and move on.

What we’re seeing now is that, as when you’ve, one, matured very much as an organization, we don’t believe that we’re creating the same situation today. We think that we’re much closer to what’s going on, we’re much further in front of the curve, but more importantly as those claims started to break loose, it changes the overall expectations for cost of other claims.

So when claims started to move, it created more volatility in those back years, which ultimately said that the potential for us being under-reserved in those back years was there.  And so as we worked on it, looked at it, it became one of those where we wanted to get out on in front of the curve enough to make sure that we weren’t having to continue to have to feed the back years while we were trying to build the company into the future.

Jeff Martin

Roth Capital Partners

And to my understanding, you’re traditionally by nature very conservative on the clients you take on - how is it different looking back 7, 8 years later having gone through that growth curve, what were the mistakes that were made?

Michael L. Elich

I don’t know that, it’s one of those things that when you’re growing and you’re going. When I started with the company, basically we’re 10 times larger today than we were then. And so, when you’re growing and you’re growing at that rate, you’re learning a lot on the go. And the foundation that you’re building on keeps changing and evolving very quickly.

And today the foundation and the platform is a lot firmer. And we had a meeting just recently with six of our managers in the company running the largest branches, and one of the things that I saw in the room, they all came into the room thinking they were different, and they left the room understanding that they were all very similar.

And part of what happens as you grow up as an organization is that, you start to refine and create a stronger bench of what works. And then you’re working off that, where in those back years, we were growing pretty fast, and even though we thought we knew a lot of things that were going on, we know a lot today that we didn’t know. Also we were probably in more of a position to take on business that we would never take on today.

Today, the book of business is much more diversified. We built out a lot of the hazard codes that we were working with back then that we don’t work today. We have a stronger pipeline, which means that we actually have a better opportunity to pick the right company, it goes back to the adage, if I have three companies to pick from, I’ll pick one. And it doesn’t mean that one is good enough, but I’ll pick one. When I have ten to pick from, I’ll still pick the one but I have a much higher probability of picking the right one.

Jeff Martin

Roth Capital Partners

Okay. And then can you comment on the client additions in the quarter, I mean, how I think traditional Q4 is one of your softer seasonal quarters of adding client, and then should we expect an acceleration from the pace that we saw in Q4? Do you see the potential out there?

Michael L. Elich

Actually, what happens in Q4 is that, early on in the quarter you’re building fast, and then you get to about Thanksgiving, and anybody that’s going to come on starts to just draw back, and they say, I’ll wait until after the first of the year.

And in doing that, we basically postpone all those starts, until after the first of the year. This quarter actually we saw a 45% increase in year-over-year build for fourth quarter, but we still had a very large block of new clients that started January 1, that aren’t included in the fourth quarter.

Jeff Martin

Roth Capital Partners

How is the first five, six weeks of the year going in terms of finance?

Michael L. Elich

Well, one of the things that when you come through the first of the year, I’ve watched it for many years. It’s almost like there’s a hangover after the holidays, that all the companies that step back, that laid people off for a couple of weeks or just took vacations, It takes a while for that momentum to regain its current trend that you saw in the fourth quarter. This year we’ve actually seen it bounce back faster than I’ve seen in many, many years. And so far it’s continued to be on track. As far as new client build in our pipeline, it has continued to remain full, and we see a pretty robust year going forward.

Jeff Martin

Roth Capital Partners

Okay, thanks guys. Good luck.

James D. Miller

Thank you.

Operator

Thank you. (Operator Instructions) And our next question comes from the line of Josh Vogel with Sidoti & Company. Please go ahead.

Josh Vogel

Sidoti & Company

Hey, good morning, Mike and Jim.

Michael L. Elich

Good morning, Josh.

James D. Miller

Good morning.

Josh Vogel

Sidoti & Company

Of the bulk of the new clients you’re adding, just kind of building off or you’re just talking about. Are these clients that are using these services for the first time, are you perhaps stealing share from competitors?

Michael L. Elich

I don’t, I don’t have much detail of that. But it’s probably still an 80% organic first new companies coming in versus 20% that may have come from a PEO one point or another. The one thing that it’s hard to compare to is, as they work with ADP for instance to do their payroll, you’re going to - that’s not really a direct comparable to us, but we do see more like an ADP or Paychex coming over. And we’ve seen that step upward, that is probably a market of where we are capturing more business, but it’s not really a one-to-one comparison to the PEO market that we try to play in.

Josh Vogel

Sidoti & Company

Okay. And you’ve obviously done a great job adding that new clients throughout the year, and it seems like you’re off to a good start this year. Have you been ramping your marketing effort at all or is it just still a product a great referral network?

Michael L. Elich

I think that we’re always looking at our messaging, making sure that our messaging is leveraging the market effectively, but probably I would still say, it’s a result of our network, and it’s a result of the maturing network. The more success we get and have with our existing clients, the more it continues to bolster our partnerships with our referral networks, and as well, wider the base gets the more customer referrals we’re getting.

Josh Vogel

Sidoti & Company

Okay, great. And Mike, you talked a lot about investing in infrastructure and rolling up the new HR system and just bringing more real-time data into the field. I was just wondering if you guys could may be quantify how much and when these costs should hit up throughout the year associated with that?

Michael L. Elich

It’s more just an incremental build to some degree, and that’s where we’re at. I think in the quarter, Jim said that, over a year, last year we built - our overall SG&A was up 9%, 9.9%. You’ll see it in that reflection, it will just be a gradual build as we’re hiring and finding the right talent, and then those costs are incorporated back in, which may be a slight headwind to current earnings based on we are trying to make sure that the future earnings will continue to leverage.

But equally, our top line growth and even our margin growth was up well above what our overall expense build was. And so we are gaining in that, but for instance, right now we’re looking for a Director of Insurance, we hired - in the year, we’ve put in - we brought in a Director of IT, which has done great for us to move things forward.

We created a function of the Director of Risk Management, made tremendous progress in that area. And then in the field, we add two branches, unfortunately we can’t capitalize any of that. So that becomes the direct build when you now are creating new teams that are going to be supporting both existing clients, and it will take a little bit of time before they can get their own momentum and build their own book of business.

Josh Vogel

Sidoti & Company

Okay.

Michael L. Elich

That’s just a little bit of that headwind. It shouldn’t be a huge impact to that, it’s just being aware that it’s out there.

Josh Vogel

Sidoti & Company

Okay, thank you. I’ll jump back in the queue.

Operator

Thank you. At this time, this concludes our question-and-answer session. I would now like to turn the call back over to Mr. Elich for closing remarks.

Michael L. Elich

I appreciate all of you taking time to be here today. Look forward to seeing you both on the road and as well as in future calls, and we’ll just continue to keep things between the tracks and keep building. Thank you.

Operator

Ladies and gentlemen, that does conclude our conference call for today. Thank you for your participation. We look forward to talking to you again in April. Thank you.

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